FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 30, 2025		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Reports First Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”),  the U.S. based high-fidelity headphone company, has reported its results for the first quarter ended September 30, 2025.

For the three months ended September 30, 2025, net sales of $4,070,778 were $868,910, or 27.1%, higher compared to $3,201,868 for the same three-month period in the prior year. Net income of $243,729 for the quarter ended September 30, 2025 compared favorably to a net loss of $419,535 for the first quarter of the prior fiscal year.  Both basic and diluted net income per share for the three months ended September 30, 2025 were $0.03 compared to basic and diluted net loss per common share for the first quarter of the prior fiscal year of ($0.05).

“A  considerable sale to our largest Education market customer, together with a 22.5% growth in sales in our direct-to-consumer (DTC) business, led the way to the overall first quarter sales success.  While sales to Europe declined year-over-year, due mainly to our two largest distributors pushing re-orders to next quarter, sales to the Asian markets came in strong, making up some of the export shortfall,” Michael J. Koss, Chairman and CEO, said today. “DTC sales benefitted from new product launches in addition to new colorways of products launched in the prior fiscal year.”

Koss went on to note that gross margins improved by 340 basis points in the first three months of fiscal year 2026 compared to the same period last year, moving from 36.6% to 40.0%, primarily due to a favorable customer and market mix, namely a higher volume of higher margin DTC sales.

Additionally, Koss stated, “While the Company experienced an adverse impact on gross margins related to the sale of product brought in at the highest 145% tariff on China-produced goods, higher absorption of fixed manufacturing costs and a reduction in the amount of reserve added for excess and obsolete inventory when compared to the first quarter in the prior fiscal year provided some offset.  As an increase in tariffs could have a significant impact on the Company’s operations due to the Company’s reliance on products coming from China,  the Company continues to closely monitor the tariff landscape and will act accordingly to minimize negative effects.

The Company also announced the promotion of Michael J. Koss, Jr. to Executive Vice President,  in recognition of his significant contributions to the creation of new products, the growth of the Company’s direct to consumer segment, and his leadership in the enforcement actions related to the firm’s patented intellectual property.  Mr. Koss will continue in his current role in Marketing and Product and add oversight of the sourcing and logistics team to his portfolio.

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, inflationary cost environment, supply chain disruption, the impacts of public health events, such as pandemics, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30
	2025	2024
Net sales	$4,070,778	$3,201,868
Cost of goods sold	2,442,086	2,028,942
Gross profit	1,628,692	1,172,926

Selling, general and administrative expenses	1,674,732	1,810,059

Loss from operations	(46,040)	(637,133)

Other income (expense):
Interest income	293,128	220,358
Interest expense	(599)	—
Total other income, net	292,529	220,358

Income (loss) before income tax provision	246,489	(416,775)

Income tax provision	2,760	2,760

Net income (loss)	$243,729	$(419,535)

Income (loss) per common share:
Basic	$0.03	$(0.05)
Diluted	$0.03	$(0.05)

Weighted-average number of shares:
Basic	9,456,438	9,310,002
Diluted	9,537,817	9,310,002